INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in Registration Statements Nos. 333-1554, 333-1552 and 333-18127 of Midwest Express Holdings, Inc. on Forms S-8 of our reports dated January 31, 1997 appearing in and incorporated by reference in the Annual Report on Form 10-K of Midwest Express Holdings, Inc. for the year ended December 31, 1996.



   DELOITTE & TOUCHE LLP

   Milwaukee, Wisconsin
   March 21, 1997